Exhibit 3.2E

AMENDMENT NO. 5 TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

SOTHERLY HOTELS LP

7.875% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

THIS AMENDMENT NO. 5 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SOTHERLY HOTELS LP (as amended, the “Partnership Agreement”) is made as of the 31st day of August, 2018 (the “Amendment”), and is executed by Sotherly Hotels Inc., a Maryland Corporation (the “Company”), as the General Partner and on behalf of the existing Limited Partners of Sotherly Hotels LP (the “Partnership”).

WITNESSETH:

WHEREAS, the Partnership was formed pursuant to the Partnership Agreement;

WHEREAS, pursuant to Amendment No. 1 to the Partnership Agreement, effective as of April 18, 2011, the Partnership Agreement was amended to reflect (i) the termination of the Company’s listing on the American Stock Exchange and the listing of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the NASDAQ Stock Market; and (ii) the designation and issuance of 25,000 shares of Series A Preferred Stock and a warrant to purchase 1,900,000 shares of the Common Stock pursuant to a private offering;

WHEREAS, pursuant to Amendment No. 2 to the Partnership Agreement, effective as of August 2, 2013, the name of the Partnership was changed to “Sotherly Hotels LP” from “MHI Hospitality, L.P.”;

WHEREAS, pursuant to Amendment No. 3 to the Partnership Agreement, effective as of August 23, 2016, the Partnership Agreement was amended to reflect the designation and issuance by the Company of the 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series B Preferred Stock”) and the designation and issuance by the Partnership to the Company of 8.0% Series B Cumulative Redeemable Perpetual Preferred Units (the “Series B Preferred Units”) in exchange for the contribution by the Company to the Partnership of the net proceeds from the sale and issuance of the Series B Preferred Stock;

WHEREAS, pursuant to Amendment No. 4 to the Partnership Agreement, effective as of October 11, 2017, the Partnership Agreement was amended to reflect the designation and issuance by the Company of up to 1,380,000 shares of 7.875% Series C Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) and the designation and issuance by the Partnership to the Company of up to 1,380,000 units of 7.875% Series C Cumulative Redeemable Perpetual Preferred Units (the “Series C Preferred Units”) in exchange for the contribution by the Company to the Partnership of the net proceeds from the sale and issuance of the Series C Preferred Stock;

WHEREAS, of the 1,380,000 Series C Preferred Units authorized pursuant to Amendment No. 4 to the Partnership Agreement, the Partnership has issued 1,300,000 units of Series C Preferred Units in exchange for the contribution by the Company to the Partnership of the net proceeds from the sale and issuance of 1,300,000 shares of Series C Preferred Stock;

WHEREAS, the Company intends to issue and sell up to 400,000 additional shares of Series C Preferred Stock, pursuant to an at-the-market offering (the “ATM Preferred Stock”); and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Sections 4.02 and 11.01 of the Partnership Agreement, the Company, in its capacity as the General Partner, desires to amend the Partnership Agreement to increase the number of designated Series C Preferred Units by 320,000 units in connection with the issuance by the Company of up to 400,000 shares of ATM Preferred Stock and to permit the issuance by the Partnership to the Company of up to 400,000 additional Series C Preferred Units in exchange for the contribution by the Company to the Partnership of the net proceeds from the sale and issuance of ATM Preferred Stock.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company, in its capacity as the General Partner, hereby amends the Partnership Agreement as follows:

1.

The Partnership Agreement is hereby amended by deleting the section entitled “Designation and Number” in Amendment No. 4 to the Partnership Agreement in its entirety and replacing such section with the following:

“Designation and Number. A series of Preferred Units (as defined below) designated the “7.875% Series C Cumulative Perpetual Redeemable Preferred Units” (the “Series C Preferred Units”), is hereby established. The number of authorized Series C Preferred Units shall be 1,700,000.”

2.

Continuing Effect of Partnership Agreement. Except as modified herein, the Partnership Agreement is hereby ratified and confirmed in its entirety and shall remain and continue in full force and effect, provided, however, that to the extent there shall be a conflict between the provisions of the Partnership Agreement and this Amendment the provisions in this Amendment will prevail. All references in any document to the Partnership Agreement shall mean the Partnership Agreement, as amended hereby, with any necessary or appropriate renumbering or relettering of the sections or subsections thereof when read in conjunction with the aforementioned Amendments to the Partnership Agreement and this Amendment.

[Signature follows on next page]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Amended and Restated Agreement of Limited Partnership of Sotherly Hotels LP effective as of the date first above mentioned.

GENERAL PARTNER:

Sotherly Hotels Inc.

By:	/s/ Andrew M. Sims

Name:	Andrew M. Sims

Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 5 TO AGREEMENT OF LIMITED PARTNERSHIP OF SOTHERLY HOTELS LP